Exhibit 10.24

 Corporate Office: 4281 Technology Drive   Fremont, CA 94538   Ph: 510-438-4700   Fax: 510-353-0668   www.axt.com

October 30, 2009

Mr. Robert G. Ochrym

Dear Bob:

It is my pleasure to offer you continuing employment with AXT, Inc. (“AXT”), in a new position on the following terms.

1.             Employment and Duties

You will be employed by AXT as Vice President, Business Development ,Strategic Sales and Services.  Your duties and responsibilities will include assisting the CEO in developing sales and marketing strategies, negotiating major sales contracts, analyzing AXT’s competition, identifying our major markets, benchmarking our sales prices, and making managing contracts with our sales agents and such other tasks as you may be assigned from time to time.  You will devote your full time, ability, attention, energy, knowledge, skill, and productive employment time solely to performing your duties as an employee of AXT.  You will comply with all of AXT’s rules and policies.  However, except as specifically described below, if there is any conflict between any such rule or policy and the terms of this letter, the latter will prevail.

2.             Start Date

If you accept this offer, you will assume your new position on October 26, 2009.

3.             Compensation

(a)           Base Salary.  In consideration of your services to AXT, you will receive a new base salary equal to Two Hundred Thirty Thousand Dollars ($ 230,000 00) per year, paid in United States dollars in equal biweekly installments, from which AXT will withhold and deduct all applicable taxes to the extent required by law.  Your salary will be annually reviewed by the Company.  You may be subject to adjustment based upon various factors including, but not limited to, your performance and the Company’s profitability.

(b)           Stock Options.  You will be granted an option to purchase Fifty Thousand (50,000) shares of AXT’s common stock pursuant to the terms of its currently effective stock option plan, the terms of which shall supersede any inconsistent term of this letter.  The option will have an exercise price equal to the Market Closing Price of AXT’s common stock on the date set out in Section 2, above.  Shares subject to this grant shall vest over a four (4) year period according to the following schedule:  1) Twenty-Five percent (25%) of the option will vest upon the successful completion of your first year’s employment under this agreement; 2) Beginning in your second year of employment under this agreement, the balance of the option will vest in equal monthly installments upon your successful completion of each of the next thirty-six (36) months employment.  Additional grants may be made based on performance at the Company’s discretion.

(c)           Annual Bonus.  You will be eligible to participate in bonus plans as approved for your position by AXT’s Board of Directors.

(d)           Business Expenses.  You will be entitled to reimbursement by AXT for such customary, ordinary, and necessary business expenses as are incurred by you in the performance of your duties and activities associated with promoting or doing AXT’s business.  All expenses as described in this paragraph will be reimbursed only upon presentation by you of such documentation as may be reasonably necessary to substantiate that all such expenses were incurred in the performance of your duties.

(e)           Directors and Officers Insurance.  Directors and Officers Insurance is currently maintained by the Company and, to the extent that such insurance remains available to the Company upon terms acceptable to the Company, the Company will use its best commercial efforts to continue to maintain such insurance at such levels as the Company’s Board of Directors may approve from time to time.

(f)            Vacation and Sick Leave.  You will accrue vacation and sick leave pursuant to AXT’s policies on the same terms as other, similarly situated employees, provided that at no time will you be permitted to have accrued more than thirty (30) days of vacation.  At any time you accrue this amount of vacation, you will not earn additional vacation until you use vacation time so that your accrual drops below this thirty (30) day maximum.  You agree to schedule your vacations at times that are approved by your direct supervisor.

(g)           Benefits.  You will be eligible for health insurance, retirement, and other benefits on the same basis as other similarly situated employees of AXT.

4.             Outside Activities

While employed by AXT, and unless otherwise agreed in writing, you will not:

1) Undertake any other form of employment or other activity that may negatively affect the performance of your duties as an employee of AXT; 2) Directly or indirectly, either as an employee, employer, consultant, agent, principal, partner, shareholder, corporate officer, director, or in any other capacity, engage or assist any third party in engaging in any business competitive with the business of AXT or any parent, subsidiary or affiliate.  Following your employment with AXT, you will not engage in unfair competition with AXT or any parent, subsidiary or affiliate, aid others in any unfair competition with AXT or any parent, subsidiary or affiliate, in any way breach the confidence that AXT or any parent, subsidiary or affiliate has placed in you.

5.             Proprietary Rights and Confidentiality, Code of Business Conduct and Ethics, and Insider Trading Policy

You have signed AXT’s Proprietary Information and Inventions Agreement, Code of Business Conduct and Ethics, and Insider Trading Policy, which remain in force as to you.  Your trading in AXT stock will remain be subject to the restrictions of the Company’s Insider Trading Policy.

6.             Termination of Employment

Your employment with AXT can end in the following ways, among others:

(a)           By Disability.  If, in the sole opinion of AXT’s President, you are prevented from properly performing your duties by reason of any physical or mental incapacity for a period of more than ninety (90) days in the aggregate in any twelve-month period, then to the extent permitted by law, your employment with AXT shall terminate.  AXT’s total liability in the event of such disability termination shall be limited to payment of your salary and other earned compensation through the effective date of your disability termination.

(b)           For Cause.  Your employment may be terminated by AXT under any one of the following circumstances, any of which shall be deemed, and shall be sufficient to constitute, termination “for cause”:

(i)            You commit any act of fraud, misappropriation, theft, dishonesty, or other act of moral turpitude;

(ii)           You breach or neglect the duties you are required to perform under the terms of this Agreement.

(iii)          You engage in willful misconduct in the performance of your duties hereunder, commit insubordination (in the sole, reasonable discretion of your supervisor or AXT’s Board of Directors), or otherwise fail to perform your duties hereunder as directed by your supervisor or AXT’s Board of Directors.

(iv)          You are guilty of, convicted of, or plead guilty or nolo contendre to, a felony, crime of moral turpitude or other serious offense.

AXT’s total liability to you in the event of termination of your employment under this section shall be limited to the payment of your salary  and other earned compensation through the effective date of termination.

(c)           Without Cause.  AXT reserves the right to terminate you at any time, without cause or for any reason whatsoever upon written notice to you.  AXT’s total liability to you in the event of termination of your employment under this section is limited to the payment of your salary and other eared compensation through the effective date of termination and any severance pay to which you may be entitled under any AXT severance pay plan or policy.  You hereby agree that AXT may dismiss you under this paragraph (c) without regard:  (1) to any general or specific policies (whether oral or written) of AXT relating to the employment or termination of its employees; or (ii) to any statements made to you, whether made orally or contained in any document pertaining to your relationship with AXT.

(d)           Mutual Consent.  Your employment will be terminated upon mutual written consent of AXT and you.  AXT’s total liability to you in the event of termination of employment under this subsection shall be limited to the payment of your salary and other earned compensation through the effective date of termination.

(e)           Your Resignation.  You may terminate your employment by providing AXT with six (6) weeks’ written notice of such termination.  AXT’s total liability to you in the event of termination of employment under this subsection will be limited to the payment of your salary and other earned compensation through the effective date of termination.

(f)            Change in Control.  If a change in control of AXT takes place, and within twelve (12) months thereafter, you incur an involuntary separation from service (within the meaning of Treas. Reg. § 1.409A-1(n)), AXT’s total liability to you will be limited to the payment of your salary and other earned compensation through the effective date of the involuntary separation from service plus severance in a gross amount equal to one (1) year of your then current annual salary,. plus continuation of coverage in the AXT group heatlh plan and acceleration of your stock options as indicated below.

(i)            Your entitlement to severance is conditioned upon your execution of a general release agreement, in a form determined by AXT.  The severance will be paid, or begin to be paid, as soon as administratively feasible after your right, if any, to revoke the general release has expired.  If you do not execute the release agreement within 60 days of separation from service or if you revoke the release agreement, you will not be entitled to the severance.

(iii)         For purposes of this subsection, a change in control of AXT means a change in the ownership or effective control of AXT or a change in the ownership of a substantial portion of the assets of AXT, within the meaning of Treas. Reg. § 1.409A-3(i)(5).

(iv)          For purposes of this subsection, a voluntary separation from service for good reason is treated as an involuntary separation from service.  Good reason is deemed to exist if and only if the separation from service occurs within twelve (12) months  following the initial existence of one or more of the following conditions arising without your consent:

(A)          A material diminution in your base compensation, other than as part of a general reduction in the base compensation of all similarly situated employees.

(B)           A material diminution in your authority, duties or responsibilities.

(C)           A material diminution in the authority, duties or responsibilities of the supervisor to whom you are required to report, including a requirement that you report to a corporate officer or employee instead of reporting directly to the Board.

(D)          A material diminution in the budget over which you retain authority.

(E)           A material change in the geographic location at which you must perform services.

(F)           Any other action or inaction that constitutes a material breach by AXT of this Agreement.

(v)           In addition, AXT will reimburse you for the premiums necessary for you to maintain coverage in the AXT group health plan for the period during which you would be entitled (or would, but for this Agreement be entitled) to continuation coverage under section 4980B of the Internal Revenue Code (COBRA);

(vi)          Any outstanding stock options that you may hold shall vest at the time your right, if any, to revoke the general release described above has expired.  This vesting right is in addition to any vesting rights that are provided in your option agreement or agreements.  The limit on your time to exercise shall continue to be tied to your termination of employment.

7.             Offices.  Upon termination of employment for any reason whatsoever, you shall be deemed to have resigned from all offices and directorships then held with AXT.

8.             Arbitration

(a)           Arbitration Required.  Any dispute, claim, or controversy arising out of or related to your employment with AXT or the termination of that employment shall be resolved exclusively through final and binding arbitration..  This agreement to arbitrate includes all state, federal and foreign statutory or common law claims, including but not limited to discrimination claims arising under the California Fair Employment and Housing Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, and the Age Discrimination in Employment Act, or under the California Labor Code.  Any demand for arbitration must be made within one (1) year of the termination of employment, provided, however, that if a claim arose under a statute providing for a longer time to file a claim, that statute shall govern.

(b)           Costs or Fees.  All administrative costs of the arbitration, such as arbitrator and court reporting fees, shall be divided equally between AXT and you, unless otherwise required by law.  Each party shall bear its other costs of arbitration, including attorney’s fees, provided, however, that the arbitrator(s) may award attorney’s fees to the prevailing party under the provisions of any applicable law.

(c)           Representation.  You may, but are not required to, have an attorney represent you in preparation for and during the arbitration.  If you decide to use an attorney, you shall be solely responsible for the payment of attorney’s fees and costs, subject to any statutory authority of the arbitrator to order reimbursement by AXT.

(d)           Arbitration Procedure.  All disputes subject to arbitration under this Agreement shall be resolved by a single arbitrator selected by the parties, and judgment on the award rendered by the arbitrator(s) may be entered by any court having jurisdiction thereof.  The arbitrator shall have the authority to make any award that would be made by a court, but the arbitrator shall not have the authority to amend, modify, supplement or change the terms and conditions of employment set forth in this letter or AXT’s policies.

(e)           Location.  The location of the arbitration shall be Alameda County or San Francisco, California.

(f)            Waiver of Right to Jury Trial.  You agree that if for any reason any dispute or controversy between you and AXT arising from or related to your employment or the termination of your employment is resolved in court rather than through arbitration, then, to the extent permitted by law,  trial of that dispute will be to a judge sitting without a jury, and you specifically waive any right you may have to trial by jury of any such dispute or controversy.

(g)           Survival.  Your agreement to arbitrate and the terms of this Section  will survive the termination of your employment with AXT.

(h)           Employee Acknowledgment.  YOU UNDERSTAND THAT YOU ARE ELECTING TO RESOLVE ANY DISPUTE, CLAIM OR CONTROVERSY DESCRIBED IN SECTION 8(a), ABOVE, IN AN ARBITRAL FORUM RATHER THAN A JUDICIAL FORUM AND THAT YOU ARE GIVING UP THE RIGHT TO A JURY TRIAL OF ANY SUCH DISPUTE, CLAIM, OR CONTROVERSY.

9.             Modification

Any modification of the terms of this letter will be effective only if and to the extent such modification is in a writing and signed by you and by the President of AXT.

10.          Assignment

In view of the personal nature of the services you will perform by AXT, you cannot assign or transfer any of your rights or obligations under this Agreement.

11.          Severability

If any of the provisions (or any part of any provision) of this letter are found to be unenforceable, then the remaining provisions (or part(s) thereof) shall nonetheless remain in full force and effect.

12.          Entire Agreement

The terms of this letter constitute the entire agreement between AXT and you pertaining to the subject matter hereof and supersede all prior or contemporaneous written or verbal agreements and understandings in connection with the subject matter hereof including, without limitation the offer of employment dated May 20, 2005, and the amendment thereto dated July 26, 2007.

13.          Section 409A of the Internal Revenue Code

(a)           This agreement is intended to conform to the requirements of section 409A of the Internal Revenue Code and the related regulations and other guidance.  The provisions of this agreement shall be interpreted accordingly.  All provisions of this areement relating to nonqualified deferred compensation subject to section 409A shall be deemed to incorporate, be subject and subordinate to, be modified by, be conditioned by, and interpreted to avoid the tax consequences of, section 409A, its pursuant regulations, and other authoritative guidance.

(b)           Notwithstanding any other provision of this agreement to the contrary, when section 409A applies, any payments and benefits to be made to you upon your termination of employment for any reason may only be made upon your “separation from service,” as that term is defined by Treasury Regulation § 1.409A-1(h)..  Where Section 409A applies, (i) each payment made under this agreement shall be treated as a separate payment; (ii) you may not, directly or indirectly, designate the calendar year of payment; and (iii) no acceleration or deferral of the time and no change in the form of payment of any nonqualified deferred compensation or any portion thereof shall be permitted.

(c)           The parties stipulate and agree that any promise of a payment or benefit, including the acceleration, accrual, or deferral of a payment or benefit, which triggers the tax consequences of section 409A shall be deemed not promised in the first instance by this agreement.

14.          Governing Law

Your rights and obligations as an employee of AXT will be governed by the laws of the State of California without regard to the choice-of-law provisions thereof.  In any action relating to your employment by AXT, including one to compel arbitration or to  enforce an arbitration award under Section  , AXT and you specifically consent to the jurisdiction of the federal and state courts located in Alameda County, California.

If you wish to accept this offer of employment, please sign in the space provided below.  By signing below, you acknowledge that you have received no inducements or representations other than those contained in this letter that caused you to accept this offer of employment.  We look forward to your continued contributions to AXT.

Very truly yours,

Morris Young
Chief Executive Officer

Offer Accepted:	/s/ Robert G. Ochrym	Date:	10/30/2009
Robert G. Ochrym